Exhibit 3.109

ARTICLES OF INCORPORATION

OF

VITAMIN WORLD OUTLET STORES, INC.

The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations, and to that end hereby adopts articles of incorporation as follows:

ARTICLE ONE

NAME

The name of the corporation is VITAMIN WORLD OUTLET STORES, INC.

ARTICLE TWO

LOCATION

The registered office of this corporation is at 3276 Kitchen Drive, City of Carson City, State of Nevada. The mailing address is Post Office Box 2152, Carson City, Nevada 89702. The registered agent is State Agent and Transfer Syndicate, Inc.

ARTICLE THREE

PURPOSES

This corporation is authorized to engage in the retail sale of vitamins and to carry on any lawful business or enterprise.

ARTICLE FOUR

CAPITAL STOCK

The amount of the total authorized capital stock of this corporation is $1,000 as 1,000 shares at $1.00 (one dollar) par value. Such shares are non-assessable.

ARTICLE FIVE

DIRECTORS

The members of the governing board of this corporation shall be styled directors. The name and address of the member of the first board of directors is:

Scott Rudolph

90 Orville Drive

Bohemia NY 11716

ARTICLE SIX

ELIMINATING PERSONAL LIABILITY

Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of NRS 78.300.

ARTICLE SEVEN

INCORPORATORS

The name and address of the incorporator is: Elizabeth R. Brogan, 3276 Kitchen Drive, Carson City, Nevada 89701.

ARTICLE EIGHT

PERIOD OF EXISTENCE

The period of existence of this corporation shall be perpetual.

ARTICLE NINE

AMENDMENT OF ARTICLES OF INCORPORATION

The articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

ARTICLE TEN

VOTING OF SHARES

In any election participated in by the shareholders, each shareholder shall have one vote for each share of stock he owns, either in person or by proxy as provided by law. Cumulative voting shall not prevail in any election by the shareholders of this corporation.

IN WITNESS WHEREOF the undersigned, ELIZABETH R. BROGAN, for the purpose of forming a corporation under the laws of the State of Nevada, does make, file and record these articles, and certifies that the facts herein stated are true; and I have accordingly hereunto set my hand this day, October 14, 1993.

INCORPORATOR:

/s/ Elizabeth R. Brogan
Elizabeth R. Brogan

STATE OF NEVADA

COUNTY OF CARSON CITY

On October 14, 1993, Elizabeth R. Brogan personally appeared before me, a notary public, and executed the above instrument.

/s/ Cheryl Lynne Cheney
SIGNATURE OF NOTARY

CERTIFICATE OF ACCEPTANCE

OF APPOINTMENT BY REGISTERED AGENT

State Agent and Transfer Syndicate, Incorporated hereby certifies that on October 13, 1993, we accepted appointment as Registered Agent for the above named corporation in accordance with Sec. 78.090, NRS 1957.

IN WITNESS WHEREOF, I have hereunto set my hand this October 14, 1993.

/s/ Elizabeth R. Brogan
Elizabeth R. Brogan for
State Agent and Transfer Syndicate, Incorporated